Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), effective as of July 1, 2010 (the “Effective Date”), between News America Incorporated, a Delaware corporation (the “Company”) and Chase Carey (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive is currently employed by the Company pursuant to the terms of an employment agreement between the Company and the Executive dated as of July 1, 2009 (the “Prior Agreement”);

WHEREAS, the Company desires to continue such employment relationship with the Executive and enter into this Agreement, which will supersede the Prior Agreement and sets forth the terms and conditions under which the Executive will continue to serve the Company, its parent, News Corporation, and its affiliates;

WHEREAS, the Executive wishes to continue his employment with the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1. Employment; Position and Duties; Exclusive Services.

(a) Employment.

The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, for the Term provided in Section 2 below and upon the other terms and conditions hereinafter provided.

(b) Positions; Reporting Responsibility; Power and Authority.

(i) The Executive shall serve as Deputy Chairman, President and Chief Operating Officer of News Corporation (“News Corp.”) and News Corp. shall make its best efforts to assure that the Executive serves as a member of the News Corp. Board of Directors (the “Board”) during the Term hereof.

(ii) The Executive shall be required to report only to the person who is the Chairman of News Corp. (the “News Corp. Chairman”) and the Board. As President and Chief Operating Officer of News Corp., the Executive shall have the powers, responsibilities and authorities that are customary for presidents and chief operating officers of corporations of the size, type and nature of News Corp. and shall have meaningful involvement in all areas of the operations of News Corp. and its subsidiaries and affiliates. Other than the News Corp. Chairman, the Executive will be the highest ranking executive of News Corp. Executives of all subsidiaries and divisions of News Corp. will report to the Executive and to the News Corp. Chairman; provided, however, it is understood that the principal legal and the principal financial officer of News Corp. may continue to report directly to the News Corp. Chairman. It shall be a condition of the Executive’s agreement to perform services hereunder that this Agreement be guaranteed in all respects by News Corp.

(c) Exclusive Services.

During the Term, and except for illness or incapacity, the Executive shall devote his full business time, attention, skill and efforts to the business and affairs of the Company and its subsidiaries and affiliates, and shall perform and discharge the duties which may be assigned to him from time to time by the Board and the News Corp. Chairman; provided, however, that so long as they do not in any manner interfere with his performance hereunder nothing in this Agreement shall preclude the Executive from devoting time during reasonable periods required for:

(i) serving, in accordance with the Company’s policies and with the prior approval of the Board or the News Corp. Chairman or Group General Counsel, as a director or member of a committee of any company or organization,

(ii) delivering lectures and fulfilling speaking engagements,

(iii) engaging in charitable and community activities, and

(iv) investing his personal assets in such form and in such manner as will not violate Section 8 below, which shall be construed to permit investment in any Company-controlled investment fund.

(d) Location.

The Executive’s initial principal place of business shall be at the Company’s headquarters in New York, New York. The Executive’s principal place of business shall not be relocated outside of New York, New York without the written consent of the Executive. The Executive will travel as reasonably required to perform his functions hereunder, which may include significant travel to Los Angeles, California.

2. Term of Agreement.

The term of employment under this Agreement shall be the period commencing on the Effective Date and ending on June 30, 2014 (the “Term”).

3. Salary and Bonus.

(a) Salary.

The Executive shall be paid a base salary (the “Salary”) at the rate of no less than $4,050,000 per annum from and after the Effective Date. The Salary shall be payable in accordance with the customary payroll practices for senior executives of the Company.

(b) Annual Cash Bonus.

The Executive will be eligible to receive an annual bonus (an “Annual Bonus”) for each fiscal year of the Company (currently July 1 to June 30) (the “Fiscal Year”) ending coincident with or during the Term. The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) shall establish the criteria for the Annual Bonus for each Fiscal Year within the 90-day period after the beginning of each Fiscal Year. For each Fiscal Year during the Term, the amount for the target Annual Bonus for the applicable Fiscal Year shall be no less than $10,000,000 (the “Target Annual Bonus Amount”) with a maximum payout of no less than $20,000,000. Any Annual Bonus granted shall be paid in cash no later than 90 days after the end of the Fiscal Year to which it related or ten days after earnings for the applicable Fiscal Year are announced, whichever occurs first.

(c) Performance-Based Long-Term Incentive Awards. The Executive shall participate in the News Corporation Executive Officer Performance-Based Long-Term Incentive Program (“Performance-Based LTIP”) pursuant to the terms and conditions of such program set forth in Exhibit A attached hereto (the “PSU Terms and Conditions”). For each Fiscal Year during the Term, the target amount for such Performance-Based LTIP for the applicable Fiscal Year shall be no less than $10,000,000 (the “PSU Target Value”) and the maximum opportunity for such Performance-Based LTIP (the “PSU Maximum Opportunity”) shall be no greater than

150% of the PSU Target Number where the “PSU Target Number” is determined by dividing the PSU Target Value by the 20 trading day average price of the Company’s Class A common stock, par value $0.01 per share, ending on June 30 of the prior Fiscal Year, provided that such PSU Maximum Opportunity shall also be subject to the limitations set forth in the News Corporation 2005 Long-Term Incentive Plan. Upon any type of termination on or prior to the last day of the first fiscal year of the applicable performance period of the Performance-Based LTIP (the “Performance Period”), the entire Performance-Based LTIP will be forfeited. In the event that the Term expires during the Performance Period, the Executive shall continue to be eligible to earn the full value of the Performance-Based LTIP.

4. Intentionally Omitted.

5. Pension and Welfare Benefits. During the Term, unless otherwise specified herein, the Executive and his surviving spouse will participate in all pension and welfare plans (other than provisions in individual contracts that might be deemed plans), programs and benefits at the highest levels that are from time to time applicable to senior executives of the Company (including, without limitation, each retirement plan, supplemental and excess retirement plan, individual supplemental excess retirement arrangement (“ISERA”), group life insurance, accident and death insurance, medical and dental insurance, sick leave and disability plan and any plan or program providing fringe benefits or perquisites). In addition, for as long as he and his surviving spouse live, the Executive and his surviving spouse will be entitled to participate in (together with their eligible dependents), and the Company will pay for, such health and welfare benefits (including, without limitation, medical and dental, disability and life insurance and other similar benefit plans) presently in effect or hereafter adopted at the highest levels that are from time to time applicable to the highest paid group of senior executives of the Company (the

“Continuing Health and Welfare Benefits”); provided that the Company shall not be required to continue to provide the benefits under this Section 5 if such benefits are provided to Executive by another employer.

6. Other Benefits.

(a) Travel and Business-Related Expenses.

During the Term, the Executive agrees to travel to the extent reasonably necessary to perform his duties hereunder, and shall be reimbursed in accordance with the policies of the Company for traveling and other expenses (including, without limitation, the expense of first class travel incurred in the performance of the business of the Company and shall be entitled to other perquisites normally afforded to senior executive officers of the Company.

(b) Corporate Jet.

During the Term, to the extent available, the Executive shall be permitted to use a jet provided by News Corp. for business travel and for personal travel in a manner that is consistent with Company guidelines.

(c) Automobile.

During the Term, the Executive shall receive a car allowance equal to the highest car allowance available to a senior executive in News Corp. other than the News Corp. Chairman.

7. Termination of Employment.

(a) Termination for Cause; Resignation Without Good Reason; Death or Disability.

(i) If the Executive’s employment is terminated by the Company for Cause (as defined below in this Section) or if the Executive resigns from his employment without Good

Reason (as defined below in this Section) or if the Executive’s employment hereunder terminates due to death, prior to the expiration of the Term, the Executive shall be entitled to receive:

(A) the Salary provided for in Section 3(a) as accrued through the date of such termination or resignation plus any accrued vacation pay; provided that in the case of termination for death or Disability (as defined below) the Executive shall also be entitled to receive the Salary provided for in Section 3(a) for the twenty-four (24) month period after the date of termination;

(B) any Annual Bonus payable but not yet paid in respect of any Fiscal Year prior to the date such termination or resignation occurs;

(C) a pro rata portion of the Annual Bonus the Executive would have earned for the Fiscal Year of such termination had no termination occurred

i.	in the case of the Executive’s death or Disability, such pro rata portion shall be calculated based on the Target Annual Bonus Amount and based on the number of days the Executive was employed by the Company in the Fiscal Year during which his employment terminated compared to the total number of days in such Fiscal Year;

ii.

in the case of the Executive’s termination for Cause or resignation without Good Reason such pro rata portion shall be calculated based solely on the Compensation Committee’s assessment of Company financial and operating performance as compared to the Company’s annual budget established in connection with the Annual Bonus described in Section 3(b)

above provided that any threshold criteria established by the Compensation Committee as a condition of the payment of the Annual Bonus is satisfied.

(D) SERP and ISERA benefits;

(E) the Executive and his surviving spouse shall receive from the Company the Continuing Health and Welfare Benefits described in Section 5;

(F) if the termination occurs within the second or third fiscal years of the applicable Performance Period, then the right to receive payment of any applicable Performance-Based LTIP:

i.	in the case of the Executive’s death or Disability, the Executive shall be entitled to receive the full value of any Performance-Based LTIP which will be calculated at the end of the Performance Period as if no termination had occurred and such Performance-Based LTIP shall be payable when such Performance-Based LTIP would have been paid had no termination occurred;

ii.

in the case of the Executive’s termination for Cause or resignation without Good Reason, the Executive shall be entitled to receive the pro rata value of any Performance-Based LTIP which will be calculated at the end of the Performance Period based on (a) the Final PSU Credits (as defined in the PSU Terms and Conditions) that the Executive would have received if no termination had occurred multiplied by (b) (1)

the number of days the Executive was employed by the Company during the Performance Period divided by (2) the total number of days in such Performance Period; and

(G) in the case of the Executive’s death or Disability, the benefits described in Sections 7(b) (v).

Payments required hereunder shall be made within 10 days following the termination of the Executive’s employment except as otherwise provided in this Section 7 or Section 19. In addition to the foregoing, in the event of any termination of employment hereunder, the Executive shall also receive, when due, any other compensation or benefit payable to him under any plan, program or arrangement maintained by the Company or any of its affiliates, other than a severance plan or arrangement.

(ii) Cause. For purposes of this Agreement, “Cause” shall mean:

(A) a deliberate and material breach by the Executive of his duties and responsibilities under this Agreement that results in material harm to the Company and its affiliates which breach is committed without reasonable belief that such breach is in, or not contrary to, the best interests of the Company, and is not remedied within 30 days after receipt of written notice from the Company specifying such breach;

(B) the Executive’s plea of guilty or nolo contendere to, or nonappealable conviction of, a felony, which conviction or plea causes material damage to the reputation or financial position of the Company; or

(C) the Executive’s addiction to drugs or alcohol that results in a material breach of his duties and responsibilities under this Agreement and that results in material harm to the Company and its affiliates, which addiction is not remedied within 30 days after receipt of written notice from the Company specifying such breach.

(iii) Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the Executive’s express written consent:

(A) The assignment to the Executive of any duties inconsistent with the Executive’s positions, duties, responsibilities and status with News Corp., as set forth herein, a change in the Executive’s reporting responsibilities, title or offices, as set forth herein, or any removal of the Executive from or failure to elect or re-elect the Executive to any position with News Corp. (including membership on the Board of Directors of News Corp., but only to the extent that News Corp. does not use its best efforts to maintain Executive’s membership on its Board) except in connection with the Executive’s promotion or a termination of employment for Cause;

(B) A reduction in the Executive’s Base Salary, as such Base Salary may be increased from time to time thereafter;

(C) A material reduction in the Executive’s benefits under any employee benefit plan (unless failure to reduce such benefits would constitute a violation of applicable law);

(D) Any relocation of the Executive’s work location from the location set forth herein;

(E) Any material reduction in fringe benefits and perquisites provided to the Executive (unless failure to reduce such benefits would constitute a violation of applicable law);

(F) Any material breach by the Company or News Corp. of any provision of this Agreement; or

(G) Failure by any successor to the Company or News Corp. expressly to assume all obligations of News Corp. and the Company under this Agreement; provided, however, that an event specified in (A), (B), (C), (E) or (F) that has occurred inadvertently and in good faith shall not constitute “Good Reason” if it is remedied within 30 days after receipt of written notice from the Executive specifying such event.

(iv) For purposes of this Agreement, “Disability” shall mean the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(v) Any intended date of termination of employment by the Company or the Executive pursuant to Section 7(a) or (b) shall be communicated by a written notice of termination from the Company to the Executive or the Executive to the Company, as the case may be, which, in the case of a proposed termination to which the 30-day cure period provided for in Section 7(a)(ii) or (iii) applies, shall be no less than 31 days after the delivery of such notice to the other party.

(b) Termination Without Cause; Resignation for Good Reason; Special Provisions on Death or Disability.

If the Executive’s employment is terminated by the Company without Cause or if the Executive should resign for Good Reason, prior to the expiration of the Term, he shall be entitled to receive the amounts set forth in Sections 7(a)(i)(A), (B), (C)(ii) and (D), as well as:

(i) if Executive’s employment is terminated on or prior to June 30, 2011, a lump sum cash amount of $21,200,000;

(ii) if Executive’s employment is terminated on or after July 1, 2011 and prior to July 1, 2013, a lump sum cash amount of $16,200,000 plus an amount equal to the Annual Bonus received by the Executive for the Fiscal Year ended immediately prior to the date of termination; or

(iii) if Executive’s employment is terminated on or after July 1, 2013 and prior to the end of the Term, a lump sum cash amount of $8,100,000 plus an amount equal to the Annual Bonus received by the Executive for the Fiscal Year ended immediately prior to the date of termination.

(iv) without prejudice to the Continuing Health and Welfare Benefits described in Section 5, continued medical, disability, dental and life insurance coverage for the Executive and his eligible dependents on the same basis as in effect immediately prior to the Executive’s termination of employment (without regard to any decreases in such benefits that would constitute “Good Reason” under this Agreement) through the third anniversary of the termination of employment; provided that the Company shall not be required to provide the benefits under this Section 7(b)(iii) if such benefits are provided to Executive by another employer;

(v) full acceleration of vesting and exercisability of any restricted stock unit awards granted to the Executive in August 2010; provided that this Section 7(b)(v) shall also apply in the event that the Executive’s employment hereunder should terminate due to death or Disability; and

(vi) if the termination occurs within the second or third fiscal years of the applicable Performance Period and the conditions for payment have been satisfied, the right to receive the full value of any Performance-Based LTIP which will be calculated at the end of the Performance Period as if no termination had occurred and such Performance-Based LTIP shall be payable when such Performance-Based LTIP would have been paid had no termination occurred;

(vii) the number of months of age and service credit for all purposes under all defined benefit plans of the Company equal to the greater of 36 or the number of months and fractional months remaining until the fifth anniversary of the Effective Date; provided, however, that to the extent any increase in benefits that would result from such additional age and service credits cannot be paid under the terms of any plan, the amount of such increase shall be calculated under the terms of each such plan and paid to the Executive directly by the Company in the same form and at the same time that the benefits under each such plan would otherwise be paid.

Payments required hereunder shall be made within 10 days following the termination of the Executive’s employment except as otherwise provided in this Section 7. In addition to the foregoing, in the event of any termination of employment hereunder, the Executive shall also receive, when due, any other compensation or benefit payable to him under any plan, program or arrangement maintained by the Company or any of its affiliates, other than a severance plan or arrangement. Notwithstanding the foregoing, in the event the Executive becomes entitled to receive the payment described under Section 7(b)(ii), such payment to the Executive shall automatically be delayed until the date that is six months following the Executive’s termination of employment and the provisions set forth under Section 19 shall apply to such payment (without regard to whether such amounts would actually be considered deferred compensation subject to Section 409A of the Code).

8. Personal Investments; Confidentiality.

(a) Restrictions on Personal Investments.

Any other provision in this Agreement to the contrary notwithstanding, while employed hereunder the Executive shall not make a personal investment which results in the Executive beneficially owning, within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, a greater than two percent interest in any class of securities of a Public Company which engages in the media business or any interest in a company or business entity which is not a Public Company and which engages in the media business, unless the Executive shall have received prior written approval for such investment from the News Corp. Chairman or Group General Counsel. For purposes of this Agreement, (i) the phrase “engage(s) in the media business” shall refer not only to the activities of such Public Company or such other company or business entity, as the case may be, but shall also refer to the activities of any subsidiary, affiliate or joint venture thereof, (ii) the term “business entity” shall include, without limitation, individuals, sole proprietorships, partnerships and corporations, and (iii) the term “Public Company” shall mean any company or business entity which has any class of equity securities listed on a national securities exchange or quoted on the automated quotation system of the National Association of Securities Dealers, Inc.

(b) Confidential Information.

The Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary and that, by reason of his employment hereunder, he may acquire confidential information and trade secrets concerning the operations of the Company,

News Corp. and their subsidiaries. Accordingly, the Executive agrees that he will not, except with the prior written consent of the Board or as may be required by law or court of competent jurisdiction, directly or indirectly, disclose during the Term or any time thereafter any secret or confidential information that he has learned by reason of his association with the Company and News Corp. or use any such information to the detriment of the Company and News Corp. so long as such confidential information or trade secrets have not been disclosed or are not otherwise in the public domain.

(c) Employees of the Company.

The Executive shall not, during the Term of his employment and for a period of one year thereafter, directly or indirectly, induce or attempt to induce any employee of the Company or its affiliates, to leave the Company or its affiliates or to render services for any other person, firm or corporation.

(d) Standards of Business Conduct.

The Executive shall be subject to the provisions of the News Corp. Standards of Business Conduct as currently in effect and any amendments thereto.

9. Excise Taxes.

If any amount payable to or other benefit receivable by the Executive pursuant to this Agreement, or any other agreement referred to herein or other arrangement with the Company, News Corp. or any of their affiliates is deemed to constitute a Parachute Payment (which, for this purpose, shall mean any payment deemed to constitute a “Parachute Payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), alone or when added to any other amount payable or paid to or other benefit receivable or received by the Executive which is deemed to constitute a Parachute Payment, and would result in the imposition on the Executive of an excise tax under Section 4999 of the Code or any successor statute or regulation, then, in addition to any other benefits to which the Executive is entitled under this Agreement, the Executive shall be paid by the Company an amount (the “Gross-Up Amount”) in cash equal to the sum of the excise taxes (and any associated interest and penalties) payable by the Executive by reason of receiving Parachute Payments plus the amount necessary to put the Executive in the same after-tax position as if no such excise taxes, interest and penalties under Section 4999 of the Code had been imposed with respect to Parachute Payments. Whether a payment or benefit results in the imposition of an excise tax and the amount of any payment under this Section 9 shall be determined by a nationally recognized certified public accounting firm mutually agreed upon by the Executive and the Company. All fees and expenses of such accounting firm shall be paid by the Company. Payment of the Gross-Up Amount shall be made when any such amount is required to be paid to the Internal Revenue Service or other appropriate taxing authority. In the event that the Company pays the Executive a Gross-Up Amount that exceeds the Executive’s actual liabilities intended to be covered by the Gross-Up Amount, the Executive agrees to cooperate with the Company in obtaining a refund from the Internal Revenue Service of any such excess amount.

The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Amount in addition to that previously paid, if any, by the Company pursuant to this Section 9. Such notification shall be given as soon as practicable but no later than 15 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by it relating to such claim;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect so such claim by an attorney reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order to effectively contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided that the Company shall pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest.

10. Legal Fees.

The Company shall pay (i) all reasonable legal fees and disbursements incurred by the Executive in connection with the negotiation and preparation of this Agreement and (ii) all reasonable fees and disbursements incurred by the Executive in connection with any dispute over the enforcement of the Executive’s rights under this Agreement, provided that no such payment shall be required if the judge presiding over the proceeding affirmatively finds that the Executive instituted the proceeding in bad faith.

11. Tax Withholding.

Payments to the Executive shall be subject to all applicable legal requirements with respect to the withholding of taxes.

12. Nonassignability; Binding Agreement.

Except as expressly provided in this Agreement or by law, neither this Agreement nor any right, duty, obligation or interest hereunder shall be assignable or delegable by the Executive without the Company’s prior written consent; provided, however, that nothing in this Section shall preclude the Executive from designating any of his beneficiaries to receive any benefits payable hereunder upon his death or Disability, or his executors, administrators, or other legal representatives, from assigning any rights hereunder to the person or persons entitled thereto. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Executive’s heirs and the personal representatives of the Executive’s estate. The Company will not consolidate with or merge into, or sell all or substantially all of its assets to, another corporation, partnership or other entity, unless such other corporation, partnership or entity shall assume this Agreement, and upon such assumption the Executive and the successor corporation, partnership or other entity shall become obligated to perform all of the terms and conditions set forth herein.

13. Amendment; Waiver.

This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by the parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

14. No Mitigation; No Offset.

Without limiting any other provision hereof, the Company agrees that any income and other employment benefits received by the Executive from any and all sources other than the Company and any affiliate thereof before, during or after the expiration or termination of this Agreement for any reason whatsoever shall in no way reduce or otherwise affect the Company’s obligation to make payments and afford benefits hereunder.

Except for being able to use payments from Company funded disability insurance, the Company shall have no right to offset against any payments or other benefits due to the Executive under this Agreement the amount of any claims it or any of its affiliates may have against the Executive by reason of any breach or alleged breach of this Agreement by the Executive or otherwise.

15. Notices.

Any notice hereunder by either party to the other shall be given in writing by personal delivery, telex, telecopy or certified mail, return receipt requested, to the applicable address set forth below:

(i) To the Company:	News America Incorporated 1211 Avenue of the Americas New York, New York 10036 Attention: General Counsel

(ii) Tothe Executive at the then current address that the Company has on file for the Executive.

With a copy to:	Brian D. Robbins, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017

(or such other address as may from time to time be designated by notice by any party hereto for such purpose). Notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by telex or telecopy, on the business day following receipt of answer back or telecopy confirmation or, if by certified mail, on the date shown on the applicable return receipt.

16. Indemnification.

The Company and News Corp. shall indemnify the Executive to the extent permitted by applicable law, against all costs, charges and expenses, including, without limitation, reasonable attorneys’ fees incurred or sustained by the Executive in connection with any action, suit or proceeding to which he may be made a party be reason of being an officer, director or employee of the Company or any of its affiliates, or being a director of any other company, in any case, to the fullest extent permitted by law. In connection with the foregoing, the Executive will be given the benefit of any liability insurance policy which protects other executive officers of the Company.

17. Governing Law.

This Agreement is to be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to the choice-of-law provisions thereof. If, under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement, and the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.

18. Representations.

The Company represents that the execution of this Agreement and the performance of its obligations hereunder will not conflict with, result in any breach of, or constitute a default under, any contract, agreement or arrangement to which the Company is a party. The Executive represents that the execution of this Agreement and the performance of his obligations hereunder will not conflict with, result in any breach of, or constitute a default under, any contract, agreement or arrangement to which he is a party.

19. Section 409A. This Agreement is intended to comply with Section 409A of the Code and will be interpreted accordingly. References under this Agreement to the Executive’s termination of employment shall be deemed to refer to the date upon which the Executive has experienced a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of the Executive’s separation from service with the Company the Executive is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder or payable under any other compensatory arrangement between the Executive and the Company or any of its affiliates as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six months following the Executive’s separation from service (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this Section 19 shall be paid to the Executive in a lump sum and (ii) if any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner that does not cause such an accelerated or additional tax. Any payments deferred pursuant to the preceding sentence shall be paid together with interest thereon at a rate equal to the applicable Federal rate for short-term instruments. To the extent any reimbursements or in-kind benefits due to the Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to the Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Additionally, to the extent that the Executive’s receipt of any in-kind benefits from the Company or its affiliates must be delayed pursuant to this Section 19 due to his status as a “specified employee”, the Executive may elect to instead purchase and receive such benefits during the period in which the provision of benefits would otherwise be delayed by paying the Company (or its affiliates) for the fair market value of such benefits (as determined by the Company in good faith) during such period. Any amounts paid by the Executive pursuant to the preceding sentence shall be reimbursed to the Executive (with interest thereon) as described above on the date that is six months following his separation from service. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with the Executive in good faith regarding the implementation of the provisions of this Section 19. Without limiting the generality of the foregoing, Executive shall notify the Company if he believes that any provision of this Agreement (or of any award of compensation, including equity compensation, or benefits) would cause the Executive to incur any additional tax under Code Section 409A and, if the Company concurs with such belief after good faith review or the Company independently makes such determination, then the Company shall, after consulting with the Executive, use reasonable best efforts to reform such provision to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. Any amount that Executive is entitled to be reimbursed under this Agreement will be reimbursed to Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, and the amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the Executive’s termination of employment in accordance with the Company’s payroll practices (or other similar term), the payments of such base salary or other compensation shall be made on a monthly basis.

20. Counterparts.

This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 2nd day of August, 2010, effective as of the day and year first set forth above.

News America Incorporated

/s/ Lawrence A. Jacobs
By:	Lawrence A. Jacobs
Title:	Senior Executive Vice President and General Counsel

/s/ Chase Carey
Chase Carey

Guaranty

The undersigned guarantees the performance of the foregoing agreement in all respects.

News Corporation

By:	/s/ Lawrence A. Jacobs

Exhibit A

NEWS CORPORATION

EXECUTIVE OFFICER PERFORMANCE-BASED LONG-TERM INCENTIVE PROGRAM

SUMMARY OF TERMS AND CONDITIONS OF PERFORMANCE STOCK UNIT

Eligible Persons	Persons who may be designated from time to time by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of News Corporation

Award

An award of News Corporation Performance Stock Units (“PSUs”), with each representing the right to receive the U.S. dollar value of one share of News Corporation’s Class A common stock, par value $0.01 per share (“Class A Common Stock”) in cash. The PSUs will be granted under the News Corporation 2005 Long-Term Incentive Plan (the “LTIP”).

Performance Period	3-Year Performance Period

Performance Metrics (Target Performance, Maximum Performance and Limitation Adjustment)	Performance Metric	Target Performance	Maximum Performance
	Earnings Per Share (“EPS”) Growth—Average Adjusted EPS growth per fiscal year measured by the sum of the year over year annual growth in each of the three fiscal years of the performance period, divided by 3 versus a pre-established target	40%	80%
	Free Cash Flow (“FCF”) Growth—Average Adjusted Free Cash Flow growth per fiscal year measured by the sum of the year over year annual growth in each of the three fiscal years of the performance, divided by 3 versus a pre-established target	40%	80%
	Total Shareholder Return (“TSR”)—News Corporation’s 3-year TSR compared with the 3-year TSR of the companies comprising the S&P 500 Index (excluding Financial and Energy sector companies) at the end of the Performance Period	20%	40%

	Subtotal	100%	200%**

** However, in no event may a payout exceed 150% of the PSU Target Number (defined below) the Eligible Person has the opportunity to earn.

The EPS and FCF performance metrics are determined as the percentage growth from News Corporation’s prior year end consolidated results. The TSR performance metric is determined by a measurement at the end of the Performance Period.

Limitation Adjustment – A “limitation adjustment” may be required in some cases to cap the maximum payout at 150% of the PSU Target Number (defined below).

Target Determinations

Within 90 days of the beginning of each Performance Period, the Compensation Committee will establish, for each of the performance metrics, performance ranges and payout ranges for the Performance Period. At such time, unless already set forth in an applicable employment agreement, the Compensation Committee will determine the target opportunity for each Eligible Person expressed as a dollar value (the “PSU Target Value”). The PSU Target Value will be converted into a target number of PSUs based on the 20 trading day average closing price of the Class A Common Stock ending on the June 30 of the prior year (the “PSU Target Number”). Such performance metrics’ performance ranges, payout ranges, and PSU Target Value will be conveyed in writing to each applicable Eligible Person within 90 days of the beginning of each Performance Period.

Performance Determination

•  As soon as practicable following the end of the Performance Period, the Compensation Committee will compute the average of the annual EPS and FCF performance metrics for each of the three applicable fiscal years and determine the final performance metric for each of the three performance metrics, which, because of the Limitation Adjustment described above, cannot exceed 150% of the PSU Target Number (the “Final Performance Metric”). The Compensation Committee will then certify the achievement of the results for the Performance Period.

•  All performance metrics may be adjusted at the sole discretion of the Compensation Committee as it deems appropriate (i) to exclude the effect of extraordinary, unusual and/or non-recurring items, discontinued operations and accounting charges and (ii) to reflect such other facts as the Compensation Committee deems appropriate so as to reflect the performance metric and not distort the calculation of the performance metric.

Payment

Subject to the Condition to Payment of PSUs described below, at the end of the Performance Period, each Eligible Person will be credited with the number of PSUs determined by multiplying the PSU Target Number by the Final Performance Metric (the “Final PSU Credits”). Each Eligible Person will then receive a payment equal to the Final PSU Credits multiplied by the closing price of the Company’s Class A Common Stock on the last trading day immediately prior to the Payment Date, subject to the limitations set forth in the LTIP. The “Payment

Date” shall be August 15 or the business day closest to August 15. Thus, the Final PSU Credits reflect, for each Eligible Person, both Company performance and any change in the value of the Company’s Class A Common Stock over the three-year Performance Period.

Condition to Payment of PSUs	The Payment of PSUs to each Eligible Person is subject to the attainment of one or more pre-established objective performance measures that shall be determined by the Compensation Committee within the 90 day period after the beginning of the fiscal year (the “PSU Performance Condition”). If the PSU Performance
Condition is met, the actual number of PSUs to be awarded shall be determined by multiplying the PSU Target
Number by the Final Performance Metric as described herein subject to the maximum limitation contained in the 2005 Long-Term Incentive Plan.

Impact of Termination During a Performance Period

Unless set forth in an applicable employment agreement or otherwise provided by the Compensation Committee, in its sole discretion, the following provisions shall apply to the PSUs:

Upon any type of termination on or prior to the last day of the first fiscal year of the applicable Performance Period, the entire Award will be forfeited.

Upon termination that occurs within the second or third fiscal years of the applicable Performance Period, the following terms and conditions shall apply:

In the event of termination by the Company for Cause (as may be defined in an applicable employment agreement) or termination by an Eligible Person without Good Reason (as may be defined in an applicable employment agreement), the entire Award will be forfeited.

In the event of termination by the Company without Cause (as may be defined in an applicable employment agreement), including by a non-renewal of the Eligible Person’s employment agreement, termination by the Eligible Person with Good Reason (as may be defined in an applicable employment agreement) or upon retirement, an Eligible Person shall be entitled to receive a pro-rata portion of any Award that would have been paid had no termination occurred based on the number of days the Eligible Person was employed by the Company during the Performance Period.

In the event of death or Disability (as defined below), an Eligible Person shall be entitled to receive the full value of any Award at the end of the Performance Period as if no termination had occurred and such Award shall be payable when such Award would have been paid had no termination occurred.

“Disability” shall mean an Eligible Person is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

“Retirement” shall mean the resignation or termination of employment by the Eligible Person after attainment of age 60 with ten years of service with the Company or any of its affiliates so long as the Eligible Person is not then employed by another company.

Definitions

“Adjusted Net Income” shall be determined by adjusting Net Income by eliminating the effect on Net Income of the following items, which will apply equally to income and losses from “Associated Entities” (as that term is used in News Corporation’s audited consolidated financial statement (the “Financial Statements”) included in
Net Income (the “ Adjustments “) - (i) non-cash intangible asset impairment charges and writedowns on investments to realizable values; (ii) gains or losses on the sale or other disposition of businesses or investments; (iii) items classified as Extraordinary Items (or a similar classification); (iv) the impact of changes in accounting in the fiscal year of such change (with the intent being to measure Adjusted Net Income in each
Fiscal Year on the same bases of accounting); (v) costs of material business restructurings, reorganizations and relocations (includes severances, shut down, asset writeoffs – whether immediately recognized or the incremental impact of accelerated charges over the restructuring period); and (vi) gains and losses from capital and debt issuances and retirements. The determination may reflect such other adjustments as the Compensation
Committee deems appropriate to reflect the performance metric so as to not distort the calculation of the performance metric.

“Earnings Per Share” is calculated by dividing Adjusted Net Income by the number of shares of stock (or stock equivalents) of the combined classes of News Corporation’s common stock utilized in the Financial Statements for the respective fiscal year in determining diluted earnings per share, after adjusting for new share issuances and the effect of corporate reorganizations such as stock splits.

“Free Cash Flow” is defined as operating income before depreciation and amortization, less cash interest, operating taxes paid, working capital requirements and capital expenditures, plus distributions/dividends received and non-cash compensation expense, all determined from continuing operations. Comparable adjustments made to Net Income in accordance with the definition of Adjusted Net Income will be made to
Free Cash Flow to the extent they impact Free Cash Flow.

“Net Income” for each fiscal year shall be determined in accordance with United States generally accepted accounting principles and will be such amount reported as Net Income in the Financial Statements.

“Total Shareholder Return” is calculated as the change in value of the Company’s weighted average of the share price of the Company’s Class A Common Stock and Class B common stock, par value $0.01 per share, as quoted on The NASDAQ Stock Market over the Performance Period .

Weighted Average TSR = (Weighted Class A TSR plus Weighted Class B TSR)

Weighted Class A TSR = (((share price of the Class A Common Stock at the end of the 3-year Performance
Period minus the share price of the Class A Common Stock at the beginning of the three-year Performance
Period) plus dividends reinvested) divided by the share price of the Class A Common Stock at the beginning of the three-year Performance Period) multiplied by the percentage of shares outstanding of the Class A Common
Stock to total shares outstanding.

Weighted Class B TSR = (((share price of the Class B Common Stock at the end of the 3-year Performance
Period minus the share price of the Class B Common Stock at the beginning of the three-year Performance
Period) plus dividends reinvested) divided by the share price of the Class B Common Stock at the beginning of the three-year Performance Period) multiplied by the percentage of shares outstanding of the Class B Common
Stock to total shares outstanding.

Share price is determined using the 20 trading day average closing price up to the last trading day on or prior to
June 30. Shares outstanding is determined on the last trading day on or prior to June 30 at the end of the
Performance Period.